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                                                                EXHIBIT 10(n)

                   EXECUTIVE COMPENSATION ADJUSTMENT AGREEMENT


     This Executive Compensation Adjustment Agreement ("Agreement") made and entered into between Sysco Corporation ("Sysco") and Bill M. Lindig ("Officer")

                               W I T N E S S E T H

     WHEREAS, the Officer is currently the Chairman and Chief Executive Officer of Sysco and his experience and knowledge of the affairs of Sysco, his reputation and contacts in the industry are all extremely valuable to Sysco; and

     WHEREAS, the Officer is currently a participant in the Sysco Corporation Executive Deferred Compensation Plan ("EDCP") and the Sysco Corporation Supplemental Executive Retirement Plan ("SERP"); and

     WHEREAS, Sysco has adopted the Sysco Corporation Split Dollar Life Insurance Plan ("the Split Dollar Plan") which is designed to encourage certain employees to continue in the service of Sysco by offering such employees assistance in providing life insurance protection for the employees' families; and

     WHEREAS, Sysco wishes to offer split dollar life insurance coverage for the Officer's family as an alternative to part of the benefits provided under the EDCP and the SERP; and

     WHEREAS, the Officer wishes to take advantage of the split dollar life insurance coverage offered by Sysco as an alternative to some of the Officer's benefits provided under the EDCP and the SERP;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, Sysco and the Officer agree as follows:

     1. Split Dollar Plan. Contemporaneously with the execution of this Agreement, the Compensation and Stock Option Committee of the Sysco Board of Directors appointed under the Split Dollar Plan will designate the Officer as a participant in the Split Dollar Plan and Sysco and David Brett Lindig and Mark Bradley Lindig, co-trustees (as the Officer's designee), of the Lindig 1999 Family Trusts ("Trust"), created by that certain instrument dated September 30, 1999, shall execute the Split Dollar Life Insurance Agreement ("Split Dollar Agreement") attached hereto as Exhibit A and incorporated herein for all purposes.

     2. Partial Waiver of EDCP Benefits. Subject to the conditions of paragraph 4, as a requirement for participation in the Split Dollar Plan, Officer hereby irrevocably waives, renounces, and forfeits any and all rights to the Officer's benefits credited to his Account in the Deferred Compensation Ledger maintained by the EDCP plan Committee under the EDCP as of 10-14, 1999; provided, however, this waiver, renunciation, and forfeiture does not apply to amounts which may be credited to the Officer's said Account in the special Deferred Compensation Ledger under the EDCP from and after said date; provided




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further any interest credited to the Officer's said Account under the EDCP will apply only to Officer deferrals and Sysco's Company Matches (as defined in the EDCP) from and after said date.


     3. Partial Waiver of SERP Benefits. Subject to the conditions of paragraph 4, as a requirement for participation in the Split Dollar Plan, Officer hereby irrevocably waives, renounces, and forfeits $13,487.50 of the monthly SERP retirement benefit for the Officer in the form of an age 65, 5 year certain and life annuity as calculated under Article 4.1 of the SERP prior to the adjustment for vesting. After such reduction and the application of vesting, the resulting amount will be adjusted for the form and time of payment as specified under
Article 4.2 of the SERP. In calculating the death benefit under Article 5 of the SERP, the commuted lump sum values referenced in Article 5 will be reduced by the commuted lump sum value of the monthly retirement benefit forfeited above.

     4. Conditions on Waiver. The partial waivers, renunciations, and forfeitures contained in paragraphs 2 and 3 are conditioned upon each of the two insurance policies initially covered by the Split Dollar Agreement not being set aside for material misrepresentations in its application and the death proceeds of each such policy not being limited to premiums paid because an insured dies by suicide. Such conditions will lapse with regard to each such policy two years after the date of issue of such policy. Should only one of such policies fail to meet the conditions of this paragraph, the partial waiver, renunciation and forfeiture of EDCP and SERP benefits in paragraphs 2 and 3 shall be reduced by 67.2% if the John Hancock Mutual Life Insurance Company policy fails to meet said conditions or by 33.8% if the Pacific Life Insurance Company policy fails to meet said conditions. If both of the insurance policies initially covered by the Split Dollar Agreement fail to meet either of the conditions of this paragraph, the partial waiver, renunciation, and forfeiture of EDCP and SERP benefits in paragraphs 2 and 3 shall be null and void and this Agreement shall terminate.

     5. Reimbursement Bonuses. Sysco agrees to pay the following reimbursement bonuses to the Officer or his affiliate within a reasonable time after certification to Sysco of the amount subject to reimbursement:

          a. Sysco shall bonus to the Officer or his affiliate an amount equal to the term premium payment required of the trustee of the Trust pursuant to section 3.3 of the Split Dollar Agreement.

          b. Sysco shall bonus an amount equal to any Federal gift taxes paid by the Officer or his affiliate because of contributions, whether direct, indirect or deemed, to the Trust to cover the portion of the premium required to be paid by the Trust under section 3.3 of the Split Dollar Agreement or because of any economic benefit attributable to the cost of current life insurance protection to







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     which the Trust is entitled under the Split Dollar Agreement which constitutes a gift to the Trust by the Officer or his affiliate. As an administrative convenience, said premium contribution or said current life insurance benefit will be deemed to be a gift by the Officer or his affiliate at highest marginal Federal gift tax bracket regardless of whether the Officer or his affiliate pay any or a lesser amount of gift tax. The bonus will be paid to the Officer or his affiliate upon certification to Sysco of the amount of said premium contribution or current life insurance protection benefit for the taxable year of the Officer or his affiliate. No bonus is required for any other gift or any generation-skipping transfer, direct, indirect or deemed, from the Officer or his affiliate to the Trust caused under the Split Dollar Agreement except for gifts of said premium contribution or for said current life insurance protection benefit to which the Trust is entitled.

          c. Sysco shall bonus annually to the Officer or his affiliate a fixed dollar amount to offset fees paid to a tax return preparer by the Officer or his affiliate for any state or Federal gift tax or generation-skipping transfer tax return which includes a gift or generation-skipping transfer which results from this Agreement or the Split Dollar Agreement regardless of whether such a return was filed and regardless of the amount of tax return preparer fees paid by the Officer or his affiliate. The fixed dollar amount in 2000 will be a total of $5,000. For 2001, the fixed dollar amount will be $1,000 for each gift tax return. For each year beginning in 2002, the fixed dollar amount for each gift tax return will be the fixed dollar amount for the previous year increased by 5%.

          d. Should a dispute with the Internal Revenue Service or a state tax authority develop between the Officer or his affiliate concerning the income, gift or generation-skipping transfer tax results attributable to this Agreement, the waiver of the Officer's accrued benefit under the EDCP or the SERP, or the Split Dollar Agreement, Sysco agrees to pay the Officer's or his affiliate's reasonable accounting and legal fees and court and other costs incurred in any administrative proceedings or litigation concerning assessment or proposed assessment of additional taxes involving their state or Federal gift tax, income tax, or generation-skipping transfer tax returns based upon such tax results including, litigation of a notice of tax deficiency, filing a refund claim or suing for a refund in court which concerns said dispute of income, gift or generation-skipping transfer tax results. Sysco shall have no liability to pay for any state or Federal income, gift or generation-skipping transfer tax liability, including penalties or interest thereon, unless expressly authorized elsewhere in this Agreement. Sysco




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     will pay such fees or costs directly to the provider upon being furnished by the Officer or his affiliate with a statement or other evidence of the fee or cost payable in a format acceptable to Sysco.


     6. Federal Income Tax Bonuses. Sysco agrees to pay the following supplemental bonuses within a reasonable time after the close of the calendar year during which the subject reimbursement bonuses were paid:

          a. Sysco shall make a supplemental bonus to the Officer or his affiliate to cover any Federal income tax liability resulting from a reimbursement to the Officer or his affiliate pursuant to subparagraphs a, b and c of paragraph 5 above. The amount of the supplemental bonus shall be the difference between (i) an amount determined by dividing the amount of the reimbursement by one minus the highest Federal individual marginal income tax bracket for the year of such reimbursement under subparagraphs a, b and c of paragraph 5 above expressed as a decimal, and (ii) the amount of said reimbursement.

          b. With regard to any payment of the Officer's or his affiliate's reasonable accounting and legal fees or court or other costs pursuant to subparagraph d of paragraph 5 above, Sysco shall make a supplemental bonus to the Officer or his affiliate to cover any Federal income tax liability resulting from such payment. The parties acknowledge that the determination of such Federal income tax liability is made complicated because of the potential deductibility by the Officer or his affiliate of such accounting and legal fees and court and other costs on his or her Federal income tax return. The parties hereby agree that the supplemental bonus required by this subparagraph shall be calculated in the following two steps:

               i. The Federal income tax caused by such payment shall be determined by the difference, if any, between (a) all Federal income taxes payable for the year of reimbursement by the Officer or affiliate calculated by including the subparagraph d of paragraph 5 payment in gross income reduced by the deduction allowable for the expenditure covered by such payment, if any, (whether or not the deduction is taken by the Officer or affiliate on the Federal income tax return for the taxable year of the reimbursement) and (b) all Federal income taxes payable for the year of payment by the Officer or affiliate calculated by excluding






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          the subparagraph d of paragraph 5 reimbursement from gross income without any deduction for the expenditure covered by such reimbursement.

               ii. The amount of supplemental bonus required by this subparagraph shall be the difference between (a) an amount determined by dividing the Federal income tax difference determined by subparagraph bi of paragraph 6 above by one minus the highest Federal individual marginal income tax bracket for the year of such payment under subparagraph d of paragraph 5 above expressed as a decimal, and
          (b) the Federal income tax difference determined by subparagraph bi of paragraph 6 above.

     Should the Internal Revenue Service finally determine with regard to a Federal income tax return for the Officer or his affiliate that any of the assumptions pursuant to subparagraph bi(a) of paragraph 6 concerning inclusion of the payment in gross income or the deductibility of all or part of the expenditure covered by the payment is incorrect, the calculations in subparagraph bi(a) of paragraph 6 above shall be adjusted to reflect such final determination and the amount of supplemental bonus by this subparagraph b of paragraph 6 shall be recalculated and Sysco shall pay, without interest, to the Officer or his affiliate any increase in such supplemental bonus caused by the recalculation and the Officer or his affiliate shall return to Sysco that part of any supplemental bonus received in excess of such recalculation.

          c. For years during which there are no premium reimbursements by Sysco pursuant to subparagraph a of paragraph 5 above but the Officer or his affiliate realizes an economic benefit equal to the cost of current life insurance protection (calculated as specified in section 3.3 of the Split Dollar Agreement) to which the Trust is entitled under the Split Dollar Agreement, Sysco shall bonus the Officer or his affiliate an amount to cover Federal income tax liability resulting from the realized economic benefit equal to the cost of current life insurance protection to which the Trust is entitled under the Split Dollar Agreement. The amount of the bonus shall be the difference between (i) an amount determined by dividing the amount of said economic benefit by one minus the highest Federal individual marginal income tax bracket for the year said economic benefit is realized expressed as a decimal, and (ii) the amount of said economic benefit. No bonus is required for any economic benefit realized by the Officer or his affiliate under the Split Dollar Agreement except for the cost of current life insurance protection to which the Trust is entitled.





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     7. Ceiling on Reimbursement and Federal Income Tax Bonuses. The bonuses specified in paragraphs 5 and 6 above, in the aggregate, shall not exceed $3,898.202.

     8. Payment of Taxes and Withholding. The Officer or his affiliate will be required to pay his share of any Federal or state income, social security or other taxes that are required to be paid due to the bonuses specified in paragraphs 5 and 6 above and Sysco will withhold such taxes to the extent required by applicable law and regulations.

     9. Special Deduction Bonus. The parties do not anticipate that there will be any additional income tax consequences to the Officer or his affiliate from this Agreement, the waiver of his accrued benefit under the EDCP or the SERP, and the Split Dollar Agreement other than that attributable to the benefit from the cost of current life insurance protection to which the Trust is entitled and the bonuses discussed in paragraphs 5 and 6. However, should additional income be realized by the Officer or his affiliate because of this Agreement, the waiver of his accrued benefit under the EDCP or the SERP, or the Split Dollar Agreement and should Sysco be entitled to a Federal income tax deduction against its gross income for such other income realized by the Officer or his affiliate, then Sysco agrees to bonus to the Officer or his affiliate who realized such other income pursuant to this Agreement, the waiver of the Officer's benefit under the EDCP or the SERP or the Split Dollar Agreement an amount equal to the difference between (i) an amount determined by dividing the amount of said deduction by one minus the highest Federal corporate marginal income tax bracket for the year such deduction is available to Sysco expressed as a decimal, and
(ii) the amount of said deduction.

     10. Dispute Resolution. Sysco and the Officer have entered into this Agreement in good faith and in belief that it is mutually advantageous to them. It is with the same spirit of cooperation that they pledge to attempt to resolve any dispute amicably without the necessity of litigation. Accordingly, they agree that if any dispute arises between them relating to this Agreement or the Split Dollar Agreement (a "Dispute"), they will first utilize the mediation procedures specified in this paragraph prior to any arbitration.

          a. Initiation of Mediation. The party seeking to initiate mediation (the "Initiating Party") shall give written notice to the other party, describing in general terms the nature of the Dispute, and the Initiating Party's claim for relief. Sysco and the Officer or the Officer's affiliate shall have thirty business days from the date of notice to select a mutually agreeable mediator. In consultation with the mediator selected, the parties shall promptly designate a mutually convenient time and place for mediation, and unless circumstances require otherwise, such time to be not later than forty-five days after the selection of the mediator.




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          b. Conduct of Mediation. In the mediation, each party shall be represented by one or more individuals with authority to settle the Dispute and may be represented by counsel. In addition, each party may, with permission of the mediator, bring such additional persons as needed to respond to questions, contribute information, and participate in the negotiations. The parties agree to sign a document that provides that the mediator shall be governed by the provisions of Chapter 154 of the Texas Civil Practice and Remedies Code or such other rules as the mediator shall prescribe. The parties commit to participate in the proceedings in good faith and with the intention of resolving the Dispute if at all possible.

          c. Termination of Procedure. The parties agree to participate in the mediation procedure to its conclusion. The mediation shall be terminated
     (i) by the execution of a settlement agreement by the parties, (ii) by a declaration of the mediator that mediation is terminated, or (iii) by a written declaration by one of the parties to the effect that the mediation process is terminated at the conclusion of one full day's mediation session.

          d. Arbitration. The parties agree to participate in good faith in the mediation to its conclusion. If the parties are not successful in resolving the Dispute through mediation, then the parties agree that the Dispute shall be settled by arbitration in accordance with the provisions of the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) shall be final and may be entered in any court having jurisdiction. The parties further agree that the award rendered by the arbitrator(s) may include an award of attorneys' fees and costs related to the arbitration.

          e. Fees of Mediation; Disqualification. The fees and expenses of the mediator shall be shared equally by the parties. The mediator shall be disqualified as a witness, consultant, expert or counsel by any party with respect to the Dispute and any related matters.

          f. Confidentiality. The entire mediation process is confidential, and no stenographic, visual or audio records shall be made. All conduct, statements, promises, offers, views and opinions, whether oral or written, made in the course of mediation by any party, agent, employee, representative, or other invitee and by the mediator are confidential and shall, in addition and where appropriate, be deemed privileged. Such conduct, statements, promises, offers, views and opinions shall not be disclosed to anyone, not an agent, employee, expert, witness, or representative of any of the parties.





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     11. Officer's Affiliate. References to an affiliate of the Officer include such persons and entities who are the successors of the Officer (e.g., administrator or executor of his estate, his assigns, or his heirs, legatees, or devisees) or who are related to the Officer in connection with this Agreement or the Split Dollar Agreement (e.g., the Officer's wife, the Trust, or the trustee of the Trust and their heirs or successors).

     12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Officer and Sysco, their successors, assigns, heirs, executors, administrators, and other beneficiaries.

     13. Amendment. No amendment or variations of the terms of this Agreement shall be valid, unless made in writing and signed by Sysco and the Officer.

     14. Not Employment Contract. This Agreement is not the basic employment contract between Sysco and the Officer nor is it evidence of any agreement or understanding, express or implied, that Sysco will employ the Officer in any particular position or at any particular rate of remuneration. Sysco reserves the unqualified and unrestricted right to terminate the services of the Officer on exactly the same basis as if this Agreement had never been entered into although any rights or obligations of Sysco and the Officer under this Agreement shall survive such termination of employment.

     15. Governing Law. The provisions of this Agreement shall be construed and enforced according to the laws of the State of Texas.

     16. Entire Agreement. This Agreement contains the entire contract between Sysco and the Officer and constitutes a complete integration of the representations, covenants and promises of Sysco and the Officer.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 25th day of October, 1999.


                                         SYSCO CORPORATION


                                         By: /s/ MICHAEL C. NICHOLS
                                            -----------------------------------
                                             MICHAEL C. NICHOLS, Vice President


                                             /s/  BILL M. LINDIG
                                             ----------------------------------
                                             BILL M. LINDIG, Officer




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     The Officer's wife is fully aware, understands, and fully consents and agrees to the provisions of this Agreement including its binding effect upon any community property interest she may have in the EDCP and SERP benefits irrevocably waived, renounced, and forfeited by the Officer and any economic benefits realized under the Split Dollar Agreement. Such awareness, understanding, consent and agreement is evidenced by signing this Agreement.


                                        /s/  BOBETTA C. LINDIG
                                        ----------------------------------------
                                        BOBETTA C. LINDIG






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